Exhibit 16

              EXPLANATION OF YIELD AND EFFECTIVE YIELD CALCULATION



The following is an example of the yield calculation for the Phoenix Asset Reserve based on a 30 day period ending October 31, 1994.

The yield is computed by dividing the net investment income per share earned during the accounting period by the maximum price per share on the last day of the period, according to the following formula:


                                a-b
                    Yield = 2[(----- +1)(6) - 1]
                                cxd

Where a = dividends and interest earned during the period by the Fund b = expenses accrued for the period (net of any reimbursements)

              c = the average daily number of shares outstanding during the period that were entitled to receive dividends, and d = the maximum offering price per share on the last day of the period


The yield of the Phoenix Asset Reserve is computed as follows:

Class A Shares


                    63,037 - 71,820
          Yield=2[(-----------------) + 1) (6) - 1] = 7.04
                   2,023,025 x 4.72

Class B Shares


                    41,152 - 7,598
          Yield=2[(----------------) + 1) (6) -1] = 6.71%
                   1,320,681 x 4.61